EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 109 to Registration Statement No. 2-22019 on Form N-1A of our reports dated November 18, 2009, relating to the financial statements and financial highlights of Eaton Vance-Atlanta Capital Focused Growth Fund (formerly Eaton Vance-Atlanta Capital Large-Cap Growth Fund) and Eaton Vance-Atlanta Capital SMID-Cap Fund, each a series of Eaton Vance Growth Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Growth Trust, for the year ended September 30, 2009, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts January 28, 2010